Exhibit B

EXECUTION COPY

CALL OPTION AGREEMENT

CALL OPTION AGREEMENT dated as of June 7, 2012 (this “Agreement”) by and among PBC Digital Holdings, LLC, a Delaware limited liability company (the “Grantor”), and the investors listed on the Schedule of Purchasers attached hereto (individually, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Purchasers are interested in making an investment in Digital Domain Media Group, Inc. (the “Company”).

WHEREAS, the Grantor wishes to give an incentive for the Purchasers to make such an investment in the Company.

WHEREAS, each Purchaser wishes to have the option to purchase from the Grantor, and the Grantor wishes to grant to each Purchaser the option to purchase from the Grantor, upon the terms and conditions stated in this Agreement, that aggregate number of shares of Common Stock set forth opposite such Purchaser’s name in column (3) on the Schedule of Purchasers, which aggregate number for all Purchasers shall be 535,974 shares of Common Stock (as adjusted for any stock split, reverse stock split, stock dividend, recapitalization, combination, exchange or similar event and shall be referred to herein as the “Option Shares”).

NOW, THEREFORE, in consideration of the premises and mutual benefits representations, warranties, conditions, covenants and agreements contained herein, the parties hereto hereby agree as set forth below.

ARTICLE I

GRANT OF OPTION TO PURCHASE OPTION SHARES

1.1	Call Option.

Pursuant to the terms and conditions set forth herein, Grantor grants to each Purchaser an option (the “Call Option”), pursuant to which, if exercised by a Purchaser in its sole discretion at any time prior to the Call Option Termination Date (as defined below), the Grantor shall sell to such Purchaser any or all, as determined by such Purchaser, of the Option Shares set forth opposite such Purchaser’s name in column (3) on the Schedule of Purchasers for a purchase price per share of Common Stock of $4.25 (as adjusted herein and as adjusted for any stock split, reverse stock split, stock dividend, recapitalization, combination, exchange or similar event) (the “Call Option Purchase Price”). Upon the terms and subject to the conditions contained herein, on each applicable Share Delivery Date (as defined below), the Grantor shall sell, assign, transfer, convey and deliver to the Purchaser that exercised a Call Option, and such Purchaser shall purchase and accept from the Grantor, free and clear of all Claims (as defined below) (other than any Claim created by such Purchaser), the applicable portion of the Option Shares set forth opposite such Purchaser’s name in column (3) on the Schedule of Purchasers (as set forth on the Call Option Notice).

1.2	Mechanics of Exercise.

Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 4.3), each Purchaser may at any time and from time to time exercise its Call Option for up to the aggregate of the number of Option Shares set forth opposite such Purchaser’s name in column (3) on the Schedule of Purchasers until the earlier of (i) the date that is one (1) Trading Day after the six (6) month anniversary of the date on which all of the Option Shares have been registered for resale for the benefit of the Purchasers under one or more registration statements of the Company which have been declared effective by the United States Securities and Exchange Commission (the “SEC”) and (ii) the date that is fourteen (14) months from the date hereof (such earlier date, the “Call Option Termination Date”). Such Call Option may be exercised in whole or in part, by (x) delivery to the Grantor of a written notice, in the form attached hereto as Exhibit A (the “Call Option Notice”), of such Purchaser’s election to exercise a Call Option and (y) payment to the Grantor of an amount equal to the Call Option Purchaser Price multiplied by the applicable number of Option Shares as to which a Call Option is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds. On or before the first (1st) Trading Day (as defined below) following the date on which the Grantor has received the Call Option Notice, the Grantor shall transmit by facsimile an acknowledgment of confirmation of receipt of the Call Option Notice to such Purchaser, the Company and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date on which the Grantor has received the Call Option Notice, so long as such Purchaser delivers the Aggregate Exercise Price on or prior to the second (2nd) Trading Day following the date on which the Grantor has received the applicable Call Option Notice (the “Share Delivery Date”) (provided, that if the Aggregate Exercise Price has not been delivered by such date, the Share Delivery Date shall be one (1) Trading Day after the Aggregate Exercise Price is delivered), the Grantor shall take all steps necessary to cause the applicable aggregate number of Option Shares to which such Purchaser is entitled pursuant to such exercise to be issued to the applicable Purchaser, in such Purchaser’s name, in certificate form and each such certificate may, if required by the Company, bear a legend as follows:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (“Act”) or applicable state law. The securities may not be offered for sale, sold or otherwise transferred, in whole or in part, except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law.”

“Trading Day” shall mean any day on which the Common Stock is traded on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE GRANTOR

The Grantor represents and warrants to each Purchaser as of the date hereof as set forth below in this Article II.

2.1	Legal Capacity.

The Grantor is an entity duly organized and validly existing under the laws of the jurisdiction of its formation. The Grantor has the legal capacity and right to execute, deliver, enter into, consummate and perform this Agreement.

2.2	Title to Option Shares.

The Grantor is the owner of all Option Shares and owns the Option Shares free from all taxes, liens, claims, encumbrances, charges, security interests, pledges, escrows, lock-up arrangements and other restrictions on transfer (except for restrictions or limitations on transfer imposed by applicable federal or state securities laws) (“Claims”). The Grantor has good and valid title to, the Option Shares. Other than this Agreement, there are no outstanding rights, options, subscriptions or other agreements or commitments (oral or written) by which the Grantor is bound relating to its sale or transfer of any of the Option Shares, and, other than this Agreement, none the Option Shares are subject to any other purchase agreement, buy/sell agreement, proxy, voting agreement, voting trust agreement, right of first refusal, redemption or any other similar agreement or lock-up or other restriction on their transfer or sale or on the ability of the Grantor to sell or transfer any of the Option Shares, except for restrictions or limitations on transfer imposed by applicable federal or state securities laws. Delivery to a Purchaser of the Option Shares pursuant to the terms of this Agreement will (i) pass to such Purchaser good and marketable title to such Option Shares, free and clear of all Claims (other than Claims created by such Purchaser), and (ii) convey to such Purchaser, free and clear of all Claims (other than Claims created by such Purchaser), any and all rights and benefits incident to the ownership of such Option Shares.

2.3	Authority.

The Grantor has all requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement, including, without limitation, the full power and authority to grant the Call Option to the Purchasers pursuant to the terms and conditions of this Agreement and to sell and transfer the Option Shares upon exercise of the Call Option by one or more Purchasers. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Grantor, and this Agreement constitutes the legal, valid and binding obligation of the Grantor enforceable against the Grantor in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

2.4	Accredited Investor Status.

The Grantor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

2.5	Noncontravention.

The execution, delivery and performance by the Grantor of this Agreement and the consummation by the Grantor of the transactions contemplated hereby will not (a) result in a violation of the organizational documents of the Grantor, (b) conflict with, or constitute a default

(or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Grantor is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Grantor, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Grantor to perform its obligations hereunder.

2.6	Grantor Status.

The Grantor (a) is a sophisticated person with respect to the sale of the Option Shares; (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Option Shares; and (c) has independently and without reliance upon any of the Purchasers, and based on such information as the Grantor has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Grantor has relied upon each Purchaser’s express representations, warranties and covenants in this Agreement and would not enter into this Agreement in the absence of such representations, warranties and covenants. The Grantor acknowledges that no Purchaser has given the Grantor any investment advice, credit information or opinion on whether the sale of any of the Option Shares is prudent.

2.7	Absence of Litigation.

There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self regulatory organization or body pending or, to the knowledge of the Grantor, threatened against or affecting the Grantor that could reasonably be expected to have a material adverse affect on the ability of the Grantor to perform its obligations hereunder.

2.8	No Brokers.

No placement agent, financial advisor or broker has been engaged by the Grantor in connection with the offer or sale of the Option Shares. The Grantor has not taken any action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

2.9	No General Solicitation.

The Grantor did not offer or sell the Option Shares by any form of general solicitation or general advertising.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Each Purchaser, severally and not jointly with the other Purchasers, represents and warrants to the Grantor as of the date hereof as set forth below in this Article III.

3.1	Legal Capacity.

Such Purchaser is an entity duly organized and validly existing under the laws of the jurisdiction of its formation. Such Purchaser has the legal capacity and right to execute, deliver, enter into, consummate and perform this Agreement.

3.2	Authority.

Such Purchaser has all requisite power and authority execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement, including, without limitation, the full power and authority to purchase up to the Option Shares set forth opposite such Purchaser’s name in column (3) on the Schedule of Purchasers. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Purchaser, and this Agreement constitutes the legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.3	No Registration.

Such Purchaser understands that this Call Option has not been registered under the Securities Act and that the Option Shares have not been registered under the Securities Act. Such Purchaser also understands that this Call Option and the Option Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Such Purchaser’s representations in this Agreement and this Call Option and the Option Shares may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from registration under the Securities Act and applicable state law. Such Purchaser acknowledges that this Call Option and the Option Shares constitute “Restricted Securities” under Rule 144 under the Securities Act.

3.4	Acquisition for Own Account.

Such Purchaser is acquiring this Call Option and the Option Shares for such Purchaser’s own account for investment only, and not with a view towards their distribution in violation of applicable securities laws, provided, however, that by making the representations herein, such Purchaser does not agree, or make any representation or warranty to hold any of the Option Shares for any minimum or other specific term and reserves the right to dispose of any of the Option Shares at any time in accordance with the terms of this Agreement.

3.5	Accredited Investor Status.

Such Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

3.6	Noncontravention.

The execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated hereby will not (a) result in a violation of the organizational documents of such Purchaser, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Purchaser is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Purchaser, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

3.7	Purchaser Status.

Such Purchaser (a) is a sophisticated person with respect to its right to purchase up to its pro rata portion of the Option Shares, as set forth opposite such Purchaser’s name in column (3) on the Schedule of Purchasers; (b) has had the opportunity to ask questions of and receive answers from representatives of the Grantor, the Company and each of their respective officers, directors, employees and agents concerning the Company in order for such Purchaser to make an informed decision with respect to its potential investment in its pro rata portion of Option Shares; (c) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the potential purchase of its pro rata portion of Option Shares; (d) is able to bear the economic risk associated with the potential purchase of its pro rata portion of Option Shares, has such knowledge and experience, and has undertaken transactions regarding investments of similar nature, so as to be aware of the risks and uncertainties inherent in the potential purchase of its pro rata portion of Option Shares; and (e) has independently and without reliance upon the Grantor, and based on such information as such Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that such Purchaser has relied upon the Grantor’s express representations, warranties and covenants in this Agreement and would not enter into this Agreement in the absence of such representations, warranties and covenants. Such Purchaser acknowledges that the Grantor has not given such Purchaser any investment advice, credit information or opinion on whether the purchase of the Option Shares is prudent.

3.8	Absence of Litigation.

There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to the knowledge of such Purchaser, threatened against or affecting such Purchaser that could reasonably be expected to have a material adverse affect on the ability of such Purchaser to perform its obligations hereunder.

3.9	No Brokers.

Such Purchaser has not taken any action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

ARTICLE IV

COVENANTS

4.1	Delivery of Option Shares.

On or prior to each applicable Share Delivery Date, the Grantor shall take all actions necessary to cause such aggregate number of Option Shares to which the applicable Purchaser is entitled pursuant to a Call Option to be issued to such Purchaser in certificate form and each such certificate may, if required by the Company, bear a legend substantially similar to the legend set forth in Section 1.2.

4.2	Fees.

Each party hereto shall pay its own legal fees and expenses in connection with the transactions contemplated hereby.

4.3	Beneficial Ownership.

Notwithstanding anything to the contrary contained herein, the Grantor shall not effect the exercise of any Option Calls, and the Purchaser shall not have the right to exercise any Option Calls pursuant to the terms and conditions of this Agreement and any such exercise shall be null and void and treated as if never made, to the extent that immediately after giving effect to such exercise, such Purchaser (together with such Purchaser’s Affiliates (as defined below)) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Purchaser and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of any Call Option with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of any Call Option beneficially owned by such Purchaser or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Purchaser or any of its Affiliates subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding shares of Common Stock, a Purchaser may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Form 8-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company by the Purchaser and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Grantor, a Purchaser may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Grantor, and (ii) any such increase or decrease will apply only to such Purchaser and not to any other Purchaser. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4.3 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. As used herein, (i) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 50% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and (ii) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

4.4	Disposition of Option Shares.

Each Purchaser covenants and agrees to sell, transfer or dispose of any Option Shares acquired by it in accordance with applicable federal and state securities laws.

4.5	Further Assurances.

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby; provided that the party making such request shall pay the reasonable costs and expenses actually incurred by the other party in connection with complying with any such request.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1	Governing Law; Jurisdiction; Jury Trial.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY.

5.2	Headings.

The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

5.3	Severability.

If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

5.4	Entire Agreement; Amendments.

This Agreement supersedes all other prior oral or written agreements among the Purchasers and the Grantor, their affiliates and persons acting on their behalf solely with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties solely with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Grantor nor any Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Grantor and the holders of the majority of Option Shares (assuming exercise in full by each Purchaser of its Call Option) (the “Required Purchasers”). No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

5.5	Notices.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) when sent, if sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Grantor:

c/o PBC GP III, LLC

505 South Flagler Drive, Suite 1400

West Palm Beach, FL 33401

Fax Number: (561) 659-9055

Attention: Nathan S. Ward

with a copy to (for information purposes only):

Greenberg Traurig, LLP

401 East Las Olas Boulevard, Suite 2000

Fort Lauderdale, FL 33301

Attention: Matthew M. Robbins, Esq.

Telephone: (954) 768-8298

Facsimile: (954) 765-1477

E-mail: robbinsm@gtlaw.com

If to a Purchaser, to its address and facsimile number set forth on the Schedule of Purchasers, with copies to such Purchaser’s representatives as set forth on the Schedule of Purchasers:

with a copy to (for information purposes only):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Eleazer Klein, Esq.

Telephone: (212) 756-2000

Facsimile: (212) 593-5955

E-mail: eleazer.klein@srz.com

or to such other address or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date and recipient facsimile number or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (a), (b) or (c) above, respectively.

5.6	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither the Grantor nor any Purchaser shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the Grantor and the Required Purchasers, except that each Purchaser shall have the right to assign such Purchaser’s rights and obligations hereunder to one or more Affiliates of such Purchaser without the prior written consent of the Grantor or any of the other Purchasers by giving written notice of such assignment to the Grantor.

5.7	No Transfers.

No Purchaser shall sell, offer to sell, contract or agree to sell, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, this Call Option, except to one or more Affiliates of such Purchaser.

5.8	No Third Party Beneficiaries.

This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

5.9	Survival.

Unless this Agreement is terminated by mutual consent of the Grantor and the Required Purchasers, the representations and warranties of the Grantor and each Purchaser contained in Articles II and III shall survive each applicable Share Delivery Date and the delivery, in whole or in part, of the Option Shares.

5.10	Several Obligations of the Purchasers.

The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as, and the Grantor acknowledges that the Purchasers do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group, and the Grantor will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement and the Grantor acknowledges that the Purchasers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. The Grantor acknowledges and each Purchaser confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

5.11	Remedies, Other Obligations, Breaches and Injunctive Relief.

The remedies provided in this Agreement shall be cumulative and in addition to all other remedies available under this Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of each Purchaser to pursue actual damages for any failure by the Grantor to comply with the terms of this Agreement. The Grantor acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Purchasers and that the remedy at law for any such breach may be inadequate. The Grantor therefore agrees that, in the event of any such breach or threatened breach, the each applicable Purchaser shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach.

5.12	No Strict Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.13	Counterparts.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Call Option Agreement as of the date first written above.

GRANTOR:

PBC DIGITAL HOLDINGS, LLC
By:	PBC GP III, LLC
Its:	Manager

/s/ Shaun McGruder
Name:	Shaun McGruder
Title:	Manager

[Signature Page to Call Option Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Call Option Agreement as of the date first written above.

PURCHASER:

HUDSON BAY MASTER FUND LTD.

By:	Hudson Bay Capital Management LP, as its
Investment Manager

By:	/s/ Yoav Roth
Name: Yoav Roth
Title: Authorized Signatory

[Signature Page to Call Option Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Call Option Agreement as of the date first written above.

PURCHASER:

EMPERY ASSET MASTER LTD.

By: EMPERY ASSET MANAGEMENT, LP, its Authorized Agent

By:	EMPERY AM GP, LLC, its General Partner

By:	/s/ Ryan M. Lane
Name: Ryan M. Lane
Title: Managing Member

[Signature Page to Call Option Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Call Option Agreement as of the date first written above.

PURCHASER:

HARTZ CAPITAL INVESTMENTS, LLC

By: EMPERY ASSET MANAGEMENT, LP, its Authorized Agent

By:	EMPERY AM GP, LLC, its General Partner

By:	/s/ Ryan M. Lane
Name: Ryan M. Lane
Title: Managing Member

[Signature Page to Call Option Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Call Option Agreement as of the date first written above.

PURCHASER:

TENOR OPPORTUNITY MASTER FUND, LTD.

By:	/s/ Daniel Kochav
Name: Daniel Kochav
Title: Director

[Signature Page to Call Option Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Call Option Agreement as of the date first written above.

PURCHASER:

ARIA OPPORTUNITY FUND, LTD.

By:	/s/ Daniel Kochav
Name: Daniel Kochav Title: Director

[Signature Page to Call Option Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Call Option Agreement as of the date first written above.

PURCHASER:

PARSOON SPECIAL SITUATION LTD.

By:	/s/ Daniel Kochav
Name: Daniel Kochav Title: Director

[Signature Page to Call Option Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Call Option Agreement as of the date first written above.

PURCHASER:

IROQUOIS MASTER FUND LTD.

By:	/s/ Richard Abbe
Name: Richard Abbe
Title: Authorized Signatory

[Signature Page to Call Option Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Call Option Agreement as of the date first written above.

PURCHASER:

KINGSBROOK OPPORTUNITIES MASTER FUND LP

By: KINGSBROOK OPPORTUNITIES GP LLC, its general partner

By:	/s/ Adam J. Chill
Name: Adam J. Chill
Title: Managing Member

[Signature Page to Call Option Agreement]

SCHEDULE OF PURCHASERS

(1)	(2)	(3)	(4)
Purchaser	Address and Facsimile Number	Aggregate Number of Option Shares	Legal Representative’s Address and Facsimile Number
Hudson Bay Master Fund Ltd.	777 Third Avenue, 30th Floor New York, NY 10017 Attention: Yoav Roth George Antonopolous Facsimile: 646-214-7946 Telephone: 212-571-1244 Residence: Cayman Islands E-mail: investments@hudsonbaycapital.com operations@hudsonbaycapital.com	153,135	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376

Empery Asset Master Ltd.	c/o Empery Asset Management, LP 1 Rockefeller Plaza, Suite 1205 New York, NY 10020 Attention: Ryan M. Lane Facsimile: 212-608-3307 Telephone: 212-608-3300 Residence: Cayman Islands Email: ryan.lane@emperyam.com	40,836

Hartz Capital Investments, LLC	c/o Empery Asset Management, LP 1 Rockefeller Plaza, Suite 1205 New York, NY 10020 Attention: Ryan M. Lane Facsimile: 212-608-3307 Telephone: 212-608-3300 Residence: Cayman Islands Email: ryan.lane@emperyam.com	112,299

Tenor Opportunity Master Fund, Ltd.	c/o Tenor Capital Management 1180 Avenue of Americas, Suite 1940 New York, NY 10036 Telephone: (212) 981-5218 Facsimile: (212) 918-5301 Attn: Waqas Khatri Residence: Cayman Islands	38,284

Aria Opportunity Fund, Ltd.	c/o Tenor Capital Management 1180 Avenue of Americas, Suite 1940 New York, NY 10036 Telephone: (212) 981-5218 Facsimile: (212) 918-5301 Attn: Waqas Khatri Residence: Cayman Islands	12,762

Parsoon Special Situation Ltd.	c/o Tenor Capital Management 1180 Avenue of Americas, Suite 1940 New York, NY 10036 Telephone: (212) 981-5218 Facsimile: (212) 918-5301 Attn: Waqas Khatri Residence: Cayman Islands	76,568

Iroquois Master Fund Ltd.	c/o Iroquois Capital Management, LLC 641 Lexington Avenue, 26th Floor New York, NY 10022 Facsimile: (646) 274-1728 Telephone: (212) 974-3070 E-Mail: jsilverman@icfund.com Attention: Joshua Silverman	51,045

Kingsbrook Opportunities Master Fund LP	c/o Kingsbrook Partners LP 590 Madison Avenue, 27th Floor New York, New York 10022 Attention: Ari J. Storch Adam J. Chill Facsimile: (212) 600-8290 Telephone: (212) 600-8240 Residence: Cayman Islands Email: investments@kingsbrookpartners.com/ operations@kingsbrookpartners.com	51,045

EXHIBIT A

CALL OPTION NOTICE

The undersigned Purchaser (as defined below) hereby exercises the right to purchase                                     of the Common Stock (“Option Shares”) of Digital Domain Media Group, Inc., a Florida corporation (the “Company”), evidenced by the Call Option Agreement, dated as of June7, 2012 (the “Call Option Agreement”), by and among PBC Digital Holdings, LLC (the “Grantor”) and the investors listed on the Schedule of Purchasers attached thereto (individually, a “Purchaser” and collectively, the “Purchasers”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Call Option Agreement.

1. Option Shares. The Purchaser hereby exercises a Call Option for the following number of Option Shares:

Exercise of Call Option with respect to                                     Option Shares.

2. Payment of Call Option Purchase Price. The Purchaser shall pay the aggregate Call Option Purchase Price in the sum of $                    to the Grantor in accordance with the terms of the Warrant.

3. Delivery of Option Shares. The Grantor shall deliver to the Purchaser                                     Option Shares in accordance with the terms of the Call Option Agreement.

Date:                     ,

Name of Purchaser

By:
Name:
Title: